EX-FILING FEES

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

National Rural Utilities Cooperative Finance Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	5.80% Collateral Trust Bonds due 2033	457(r)	$300,000,000	108.873%	$326,619,000	0.0001102	$35,993.41
	Total Offering Amount					$326,619,000
	Net Fee Due							$35,993.41